TWFG Announces Second Quarter 2026 Results

– Total Revenues increased 45.1% for the quarter over the prior year period to $87.5 million –
– Organic Revenue Growth Rate* of 37.0% for the quarter –
– Net income of $17.3 million and Net Income Margin of 19.7% for the quarter –
– Adjusted EBITDA Margin* expanded 530 basis points to 30.4% -
– Raising full-year 2026 guidance -

THE WOODLANDS, Texas, August 5, 2026 (GLOBE NEWSWIRE) – TWFG, Inc. (“TWFG”, the “Company” or “we”) (NASDAQ: TWFG), a high-growth insurance distribution company, today announced results for the second quarter ended June 30, 2026.
Second Quarter 2026 Highlights
•Total revenues for the quarter increased 45.1% to $87.5 million, compared to $60.3 million in the prior year period
•Commission income for the quarter increased 47.8% to $80.6 million, compared to $54.6 million in the prior year period
•Net income for the quarter was $17.3 million, compared to $9.0 million in the prior year period, and net income margin for the quarter was 19.7% up from 14.9% in the prior year period
•Diluted Earnings Per Share for the quarter was $0.18 and Adjusted Diluted Earnings Per Share* for the quarter was $0.38
•Total Written Premium for the quarter increased 26.6% to $569.9 million, compared to $450.3 million in the prior year period
•Organic Revenue Growth Rate* for the quarter was 37.0%
•Adjusted Net Income* for the quarter increased 76.1% from the prior year period to $20.3 million, and Adjusted Net Income Margin* for the quarter was 23.2%
•Adjusted EBITDA* increased 75.8% to $26.6 million, with Adjusted EBITDA Margin expanding 530 basis points to 30.4%, compared to 25.1% in the prior year period
•Approximately $42.9 million in cash was used to repurchase 2,252,349 shares under the Company's $50 million share repurchase authorization, leaving approximately $7.1 million available for future repurchases.

*Organic Revenue Growth Rate, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Diluted Earnings Per Share are non-GAAP measures. Reconciliations of Organic Revenue Growth Rate to total revenue growth rate, Adjusted Net Income and Adjusted EBITDA to net income, Adjusted Diluted Earnings Per Share to diluted earnings per share and Adjusted Free Cash Flow to cash flow from operating activities, the most directly comparable financial measures presented in accordance with GAAP, are outlined in the reconciliation table accompanying this release.
“Our second quarter results demonstrate our focus on delivering double digit growth. Written premium grew 26.6% with revenue growth of 45.1%, and our Adjusted EBITDA Margin expanded to 30.4%. Growth was driven across our Agency-in-a-Box, Corporate Stores, and MGA programs, along with contributions from our recent acquisitions,” said Gordy Bunch, CEO.

“Operationally, we remain focused on the fundamentals that drive sustainable, profitable growth, including disciplined producer recruiting, deepening carrier partnerships, and continued investment in our proprietary technology to improve agent productivity and provide the best client experience. Our MGA programs continue to scale efficiently, contributing to expanding margins across the enterprise.”

Second Quarter 2026 Results
During the quarter, industry conditions remained favorable for TWFG's distribution model even as personal auto pricing continued downward industry-wide and homeowners rate increases continued to moderate. TWFG's diversified distribution platform, combining independent agency operations, proprietary MGA programs, and technology-enabled systems, continued to convert favorable carrier economics into premium growth and margin expansion.

For the second quarter, Total Written Premium increased 26.6% to $569.9 million, compared with $450.3 million in the same period of the prior year. Growth was primarily volume-led rather than rate driven, consistent with the moderating rate environment, and was supported by three key factors: (1) continued organic growth in the Agency-in-a-Box network, including increased policy count and strong client retention; (2) continued scaling of the Company’s MGA programs; and (3) contributions from new corporate store acquisitions. Consolidated written premium retention was 93% for the quarter, up from 89% in the prior year period, Consolidated written premium retention excluding takeout renewals from TWFG MGA FL, LLC (“MGA FL”), was approximately 88%.

Total revenues increased 45.1% to $87.5 million, compared to $60.3 million in the same period in the prior year, outpacing written premium growth by nearly 20 percentage points. This spread reflects a structural mix shift towards a higher-commission-rate business: Key TWFG MGA programs carry commission rates above 20% versus approximately 12% for the core Agency-in-a-Box network, and now represents a substantially higher share of total commission income than of total written premium.

Organic Revenues, which exclude contingent, non-policy fee, other income, and those revenues generated from recently acquired businesses, were $75.5 million for the quarter, an increase of $20.4 million from $55.1 million in the same period last year. The Organic Revenue Growth Rate of 37.0% was driven by structural tailwinds from the 2025 MGA FL Citizens** takeout policies renewing into the quarter where the prior period had very little commissions.

Commission expense for the quarter increased 24.4% to $42.5 million, reflecting acquisitions and continued production growth, while growing meaningfully slower than commission income; a roughly 2,300 basis point spread reflecting favorable mix shift and earned revenue with no corresponding commission expense for takeout policies and acquired books of business. Salaries and employee benefits were $11.8 million, up 24.1% compared to $9.5 million in the same period in the prior year, primarily due to incremental headcount associated with the Company’s continued acquisition strategy, MGA Florida infrastructure build-out, and public company maturity. Other administrative expenses rose 59.0% to $8.6 million, primarily driven by our completed acquisitions and continued investments to support our growth initiatives.

Net income for the quarter was $17.3 million, compared to $9.0 million in the same prior year period resulting in a net income margin of 19.7%, up from 14.9% last year. Adjusted Net Income increased 76.1% to $20.3 million, with an Adjusted Net Income Margin of 23.2% compared to 19.1% in the same period in the prior year.

Adjusted EBITDA grew 75.8% to $26.6 million, reflecting strong operating leverage across the platform, the higher-margin profile of our MGA operations, and the contribution of recent acquisitions including APIA and corporate store additions. The Adjusted EBITDA Margin expanded to 30.4%, compared to 25.1% in the second quarter of 2025.

Cash flow from operating activities was $9.8 million, compared to $9.6 million in the same period of the prior year. Adjusted Free Cash Flow was $3.6 million, compared to $2.9 million in the same period of the prior year, primarily driven by the increase in net income, decrease in tax distributions to members, with a slight offset due to the increase in purchase of property and equipment in the current period.

**A Citizens takeout refers to the Citizens Property Insurance Corporation depopulation program in Florida, under which policies are transferred from the state-backed insurer to approved private insurance carriers. This program is designed to reduce Citizens’ policy count and increase private market participation.
Liquidity and Capital Resources

As of June 30, 2026, the Company had unrestricted cash and cash equivalents of $73.7 million. We had full unused capacity on our revolving credit facility of $50.0 million as of June 30, 2026. The total outstanding term notes payable balance was $3.0 million as of June 30, 2026.

During the first quarter of 2026, the Company's Board of Directors authorized a share repurchase program of up to $50.0 million of the Company’s Class A common stock. The authorization reflects the Board’s confidence in TWFG’s long-term growth outlook, strong cash generation profile and disciplined capital allocation framework. As of June 30, 2026, the Company had repurchased approximately $43.3 million under the program, with approximately $7.1 million remaining available for future repurchases. The program does not obligate the Company to repurchase any specific number of shares and may be suspended or discontinued at any time.

2026 Acquisitions Update

TWFG Insurance Services completed the acquisition of Fortress Insurance Services, an Iowa-based independent agency with five locations, effective May 1, 2026, complementing our previous Midwest additions.

This transaction joins a broader roster of 2025–2026 corporate store and MGA acquisitions — including Loften Wells, Mears, McInnis, Angers & Litz, Alabama Insurance Agency, and APIA — that together contributed approximately $51.0 million of incremental written premium in the first half of 2026.

Updated 2026 Outlook
Based on year-to-date performance and current business trends, the Company is increasing its full-year 2026 financial outlook:

Metric	Previous Guidance	Updated Guidance
Organic Revenue Growth*	10-15%	13-17%
Total Revenues	$285-$300 million	$300-$320 million
Adjusted EBITDA Margin*	22-25%	23-27%
The updated outlook reflects stronger-than-expected performance across the core businesses and subsequent acquisitions.
The Company is unable to provide a reconciliation of Organic Revenue Growth or Adjusted EBITDA Margin guidance to the most directly comparable GAAP measures without unreasonable effort due to the inherent difficulty in forecasting the timing and magnitude of items that have not yet occurred. The Company believes any such difference would be immaterial.

*For a definition of Organic Revenue Growth Rate and Adjusted EBITDA Margin, see “Non-GAAP Financial Measures” below.

Investor Day

TWFG will host an Investor Day on November 12th, 2026, from 10:00 a.m. to 3:00 p.m. Central Time at its home office, located at 10055 Grogans Mill Road., Suite 500, The Woodlands, Texas.

Conference Call Information
TWFG will host a conference call to discuss its financial results at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) on August 6, 2026.

To access the call by webcast please visit https://edge.media-server.com/mmc/p/nuz2eovi/

To register for access to the live conference call:
•Visit the link below and complete the online registration form.
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Registration Link: https://edge.media-server.com/mmc/p/nuz2eovi/

A replay of the webcast will be available on the Investor Relations website for a limited time following the call.

About TWFG

TWFG (NASDAQ: TWFG) is an independent distribution platform for personal and commercial insurance in the United States. TWFG represents hundreds of insurance carriers across personal and commercial lines, serving clients through its network of branches, corporate stores and managing general agency operations. For more information, please visit twfg.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “outlook,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business, as well as statements regarding our share repurchase program, including the timing, amount, or completion of any repurchases. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the U.S. Securities and Exchange Commission. You should specifically consider the numerous risks outlined under “Risk factors” in the Annual Report on Form 10-K for the year ended December 31, 2025.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures and Key Performance Indicators

Non-GAAP Financial Measures
Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow included in this release are not measures of financial performance in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin), diluted earnings per share (for Adjusted Diluted Earnings Per Share), and cash flow from operating activities (for Adjusted Free Cash Flow), which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Organic Revenue. Organic Revenue is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, non-policy fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned mark.

Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned milestone, but have reached the twelve-month owned milestone in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period-to-period.

Adjusted Net Income. Adjusted Net Income is a supplemental measure of our performance and is defined as Net Income (the most directly comparable GAAP measure) before amortization, non-recurring or non-operating income and expenses, including equity-based compensation, adjusted to assume a single class of stock (Class A) and assuming noncontrolling interests do not exist while excluding the impact of the sale of non-current assets. We believe Adjusted Net Income is a useful measure because it adjusts for the after-tax impact of significant one-time, non-recurring items and eliminates the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company-to-company for reasons unrelated to overall operating performance.

Beginning in the year ended December 31, 2025, we updated our definition of Adjusted Net Income to exclude the impact of the sale of non-current assets. The impact of this change on our Adjusted Net Income for the year ended December 31, 2025, as well as on previously reported periods, was not material. As a result, prior‑period amounts have not been recast. We believe this minor refinement to our definition provides improved alignment with how management evaluates operating performance and enhances the measure’s usefulness for investors while maintaining comparability with prior periods.

We are subject to U.S. federal income taxes, in addition to state, and local taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. Adjusted Net Income pre-IPO did not reflect adjustments for income taxes since TWFG Holding Company, LLC is a limited liability company and is classified as a partnership for U.S. federal income tax purposes. Post-IPO, the calculation incorporates the impact of federal and state statutory tax rates on 100% of our adjusted pre-tax income as if the Company owned 100% of TWFG Holding Company, LLC.

Adjusted Net Income Margin. Adjusted Net Income Margin is Adjusted Net Income divided by total revenues. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for the same reasons we find Adjusted Net Income useful and also because it provides a period-to-period comparison of our after-tax operating performance.

Adjusted Diluted Earnings Per Share. Adjusted Diluted Earnings Per Share is Adjusted Net Income divided by diluted shares outstanding after adjusting for the effect of (i) the exchange of 100% of the outstanding Class B common stock of the Company (the “Class B Common Stock”) and Class C common stock of the Company (the “Class C Common Stock”) (together with the related limited liability units in TWFG Holding Company, LLC (the “LLC Units”)) into shares of Class A common stock of the Company (“Class A Common Stock”) and (ii) the vesting of 100% of the unvested equity awards and exchange into shares of Class A Common Stock. This measure does not deduct earnings related to the noncontrolling interests in TWFG Holding Company, LLC for the period prior to July 19, 2024, when we did not own 100% of the business. The most directly comparable GAAP financial metric is diluted earnings per share. We believe Adjusted Diluted Earnings Per Share may be useful to an investor in evaluating our operating performance and efficiency because this measure is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon acquisition activity and capital structure. This measure also eliminates the impact of expenses that do not relate to core business performance, among other factors.

Adjusted EBITDA. Adjusted EBITDA is a supplemental measure of our performance and is defined as EBITDA adjusted to reflect items such as equity-based compensation, interest income, other non-operating and certain nonrecurring items, while excluding the impact of the sale of non-current assets. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Beginning in the year ended December 31, 2025, we updated our definition of Adjusted EBITDA to exclude the impact of the sale of non-current assets. The impact of this change on our Adjusted EBITDA for the year ended December 31, 2025, as well as on previously reported periods, was not material. As a result, prior‑period amounts have not been recast. We believe this minor refinement to our definition provides improved alignment with how management evaluates operating performance and enhances the measure’s usefulness for investors while maintaining comparability with prior periods.

Adjusted EBITDA Margin. Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.

Adjusted Free Cash Flow. Adjusted Free Cash Flow is a supplemental measure of our performance. We define Adjusted Free Cash Flow as cash flow from operating activities (the most directly comparable GAAP measure) less cash payments for tax distributions, purchases of property, plant, and equipment and acquisition-related costs. We believe Adjusted Free Cash Flow is a useful measure of operating performance because it represents the cash flow from the business that is within our discretion to direct to activities including investments, debt repayment, and returning capital to stockholders.

The reconciliation of the above non-GAAP measures to their most comparable GAAP financial measure is outlined in the reconciliation table accompanying this release.

Key Performance Indicators
Total Written Premium. Total Written Premium represents, for any reported period, the total amount of current premium (net of cancellations) placed with insurance carriers. We utilize Total Written Premium as a key performance indicator when planning, monitoring, and evaluating our performance. We believe Total Written Premium is a useful metric because it is the underlying driver of the majority of our revenue.

Contacts
Investor Contact:
Investor Relations for TWFG
Email: IR@twfg.com

PR Contact:
Alex Bunch, CMO for TWFG
Email: alex@twfg.com

Condensed Consolidated Statements of Income (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Commission income(1)	$80,643	$54,562	$147,694	$103,347
Contingent income(4)	2,167	2,033	4,102	3,696
Fee income(2)	4,165	3,329	7,513	6,340
Other income	536	384	1,043	748
Total revenues	87,511	60,308	160,352	114,131
Expenses
Commission expense	42,491	34,151	79,521	65,965
Salaries and employee benefits	11,781	9,493	21,682	17,689
Other administrative expenses(3)	8,587	5,400	15,977	10,124
Depreciation and amortization	7,065	3,901	13,234	7,260
Total operating expenses	69,924	52,945	130,414	101,038
Operating income	17,587	7,363	29,938	13,093
Interest expense	(57)	(68)	(119)	(151)
Interest income	759	1,751	1,973	3,614
Other non-operating income (expense), net	(7)	574	702	573
Income before tax	18,282	9,620	32,494	17,129
Income tax expense	1,031	620	2,164	1,276
Net income	17,251	9,000	30,330	15,853
Less: net income attributable to noncontrolling interests	14,880	7,043	26,202	12,558
Net income attributable to TWFG, Inc.	$2,371	$1,957	$4,128	$3,295

Weighted average shares of common stock outstanding:
Basic	13,096,390	14,904,083	14,001,518	14,896,951
Diluted	13,096,390	56,278,869	14,001,518	15,083,695
Earnings per share:
Basic	$0.18	$0.13	$0.29	$0.22
Diluted	$0.18	$0.13	$0.29	$0.22

(1)    Commission income - related party of $4,070 and $2,784 for the three months ended and $8,348 and $5,918 for the six months ended June 30, 2026 and 2025, respectively.
(2)    Fee income - related party of $947 and $893 for the three months ended and $1,843 and $1,727for the six months ended June 30, 2026 and 2025, respectively.
(3)    Other administrative expenses - related party of $851 and $779 for the three months ended and $1,692 and $1,549 six months ended June 30, 2026 and 2025, respectively.
(4)    Contingent income - related party of $125 and $250 for the three and six months ended June 30, 2026 and none for the three and six months ended June 30, 2025, respectively.

The following table presents the disaggregation of our revenues by offerings (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Insurance Services
Agency-in-a-Box	$42,316	$39,316	$81,324	$75,312
Corporate Branches	14,198	11,393	24,988	19,615
Total Insurance Services	56,514	50,709	106,312	94,927
TWFG MGA	30,486	9,233	53,020	18,428
Other	511	366	1,020	776
Total revenues	$87,511	$60,308	$160,352	$114,131

The following table presents the disaggregation of our commission income by offerings (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Insurance Services
Agency-in-a-Box	$39,667	$36,275	$75,954	$69,634
Corporate Branches	13,690	11,294	24,324	19,508
Total Insurance Services	53,357	47,569	100,278	89,142
TWFG MGA	27,286	6,993	47,416	14,205
Total commission income	$80,643	$54,562	$147,694	$103,347

The following table presents the disaggregation of our fee income by major sources (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Policy fees	$1,698	$1,082	$3,101	$2,134
Branch fees	1,484	1,416	2,805	2,671
License fees	822	559	1,351	1,167
TPA fees	161	272	256	368
Total fee income	$4,165	$3,329	$7,513	$6,340

The following table presents the disaggregation of our commission expense by offerings (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Insurance Services
Agency-in-a-Box	$29,945	$28,013	$58,586	$53,967
Corporate Branches	1,536	1,568	2,759	2,674
Total Insurance Services	31,481	29,581	61,345	56,641
TWFG MGA	10,955	4,544	18,018	9,270
Other	55	26	158	54
Total commission expense	$42,491	$34,151	$79,521	$65,965

Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share/unit data)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$73,745	$155,926
Restricted cash	19,006	11,974
Commissions receivable, net	46,826	37,322
Accounts receivable	14,241	7,469
Other current assets, net	16,703	12,827
Total current assets	170,521	225,518
Non-current assets
Intangible assets, net	178,744	138,632
Property and equipment, net	3,806	3,307
Lease right-of-use assets, net	4,648	4,189
Other non-current assets	635	689
Total assets	$358,354	$372,335
Liabilities, Redeemable Noncontrolling Interest, and Equity
Current liabilities
Commissions payable	$20,729	$15,168
Carrier liabilities	22,837	13,811
Operating lease liabilities	1,225	1,320
Short-term bank debt	2,003	1,972
Deferred acquisition payables	6,749	1,505
Other current liabilities	13,026	10,308
Total current liabilities	66,569	44,084
Non-current liabilities
Operating lease liabilities	3,388	2,897
Long-term bank debt	1,025	2,035
Deferred acquisition payables	343	6,669
Total liabilities	71,325	55,685
Commitments and contingencies (see Note 14)
Redeemable noncontrolling interest	23,194	17,901
Stockholders' Equity
Class A common stock ($0.01 par value per share - 300,000,000 authorized 12,797,112 and 15,028,681 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively)	128	150
Class B common stock ($0.00001 par value per share - 100,000,000 authorized 7,277,651 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively)	—	—
Class C common stock ($0.00001 par value per share - 100,000,000 authorized 33,893,810 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively)	—	—
Additional paid-in capital	18,623	59,951
Retained earnings	27,379	23,251
Accumulated other comprehensive income	21	30
Total stockholders' equity attributable to TWFG, Inc.	46,151	83,382
Noncontrolling interests	217,684	215,367
Total stockholders' equity	263,835	298,749
Total liabilities, redeemable noncontrolling interest, and equity	$358,354	$372,335

Non-GAAP Financial Measures

A reconciliation of Organic Revenue and Organic Revenue Growth Rate to Total Revenue and Total Revenue Growth Rate, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total Revenues	$87,511	$60,308	$160,352	$114,131
Acquisition adjustments(1)	(6,878)	(1,524)	(21,019)	(2,133)
Contingent income	(2,167)	(2,033)	(4,102)	(3,696)
Fee income	(4,165)	(3,329)	(7,513)	(6,340)
Other income	(536)	(384)	(1,043)	(748)
Policy fee income	1,698	1,082	3,101	2,134
Organic Revenue	$75,463	$54,120	$129,776	$103,348

Prior year Organic Revenue reported	$54,120	$48,378	$103,348	$89,969
Commission income at 12-month post acquisitions	1,524	1,217	2,133	2,684
Disposals	(544)	—	(1,065)	—
Other adjustments(2)	—	(671)	—	(671)
Organic Revenue denominator	$55,100	$48,924	$104,416	$91,982

Organic Revenue	$75,463	$54,120	$129,776	$103,348
Organic Revenue denominator	55,100	48,924	104,416	91,982
Organic Revenue Growth	$20,363	$5,196	$25,360	$11,366

Total Revenue Growth Rate(3)	45.1%	13.8%	40.5%	15.1%
Organic Revenue Growth Rate(4)	37.0%	10.6%	24.3%	12.4%

(1)    Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
(2)     Other adjustments reflect immaterial prior-period and comparability items consistent with management’s non-GAAP presentation policy.
(3)    Represents the period-to-period change in total revenues divided by the total revenues in the prior period.
(4)    Represents Organic Revenue Growth divided by the Organic Revenue denominator.
A reconciliation of Adjusted Net Income and Adjusted Net Income Margin to net income and net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total Revenues	$87,511	$60,308	$160,352	$114,131
Net Income	$17,251	$9,000	$30,330	$15,853
Income tax expense	1,031	620	2,164	1,276
Acquisition-related expenses	30	19	155	52
Equity-based compensation	1,166	1,515	2,022	2,719
Other non-recurring items(1)	—	10	466	10
Gain on sale of non-current assets, net(2)	1	—	(701)	—
Amortization expense	6,909	3,762	12,937	6,971
Adjusted income before income taxes	26,388	14,926	47,373	26,881
Adjusted income tax expense	(6,099)	(3,407)	(10,934)	(6,135)
Adjusted Net Income	$20,289	$11,519	$36,439	$20,746
Net Income Margin	19.7%	14.9%	18.9%	13.9%
Adjusted Net Income Margin	23.2%	19.1%	22.7%	18.2%

(1)    Non-recurring expense for the six months ended June 30, 2026 relates to the write-off of a commission receivable resulting from a contractual dispute with a carrier, resolved through commercial concession.

(2)    During the first and second quarters of 2025, a gain related to the sale of non-current assets was not excluded from Adjusted Net Income consistent with the Company’s stated definition. The presentation has been adjusted in the fourth quarter and full-year 2025 results to conform to the Company’s definition of Adjusted Net Income. This adjustment impacts only non-GAAP measures and had no effect on previously reported GAAP results.

A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income and net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total Revenues	$87,511	$60,308	$160,352	$114,131
Net income	$17,251	$9,000	$30,330	$15,853
Interest expense	57	68	119	151
Interest income(1)	(759)	(1,751)	(1,973)	(3,614)
Depreciation and amortization	7,065	3,901	13,234	7,260
Income tax expense	1,031	620	2,164	1,276
EBITDA	24,645	11,838	43,874	20,926
Acquisition-related expenses	30	19	155	52
Equity-based compensation	1,166	1,515	2,022	2,719
Interest income(1)	759	1,751	1,973	3,614
Gain on sale of non-current assets, net(2)	1	—	(701)	—
Other non-recurring items(3)	—	10	466	10
Adjusted EBITDA	$26,601	$15,133	$47,789	$27,321
Net Income Margin	19.7%	14.9%	18.9%	13.9%
Adjusted EBITDA Margin	30.4%	25.1%	29.8%	23.9%

(1)    Interest income reflects interest and other earnings on cash balances held by the Company. This income is included in Adjusted EBITDA as we view our total interest and investment income as an integral part of our business model and earnings stream until deployed.
(2)    During the first and second quarters of 2025, a gain related to the sale of non-current assets was not excluded from Adjusted Net Income consistent with the Company’s stated definition. The presentation has been adjusted in the fourth quarter and full-year 2025 results to conform to the Company’s definition of Adjusted Net Income. This adjustments impacts only non-GAAP measures and had no effect on previously reported GAAP results.
(3)    Non-recurring expense for the six months ended June 30, 2026 relates to the write-off of a commission receivable resulting from a contractual dispute with a carrier, resolved through commercial concession.

A reconciliation of Adjusted Free Cash Flow to Cash Flow from Operating Activities, the most directly comparable GAAP measure, for each of the periods indicated is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash Flow from Operating Activities	$9,818	$9,615	$32,537	$25,260
Purchase of property and equipment	(505)	(44)	(797)	(59)
Tax distribution to members(1)	(5,711)	(6,728)	(13,037)	(8,752)
Acquisition-related expenses	30	19	155	52
Adjusted Free Cash Flow	$3,632	$2,862	$18,858	$16,501

(1)    Tax distributions to members represents the amount distributed to the members of TWFG Holding Company, LLC in respect of their income tax liability related to the net income of TWFG Holding Company, LLC allocated to its members.
A reconciliation of Adjusted Diluted Earnings Per Share to diluted earnings per share, the most directly comparable GAAP measure, for each of the periods indicated is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Earnings per share of common stock – diluted	$0.18	$0.13	$0.29	$0.22
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	0.06	0.03	0.11	0.06
Plus: Adjustments to Net Income(2)	0.06	0.04	0.11	0.09
Plus: Other Adjustments(3)	0.08	—	0.14	—
Adjusted Diluted Earnings Per Share	$0.38	$0.20	$0.65	$0.37

Weighted average common stock outstanding – diluted	13,096,390	56,278,869	14,001,518	15,083,695
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	41,310,273	—	41,292,207	41,171,461
Adjusted Diluted Earnings Per Share diluted share count	54,406,663	56,278,869	55,293,725	56,255,156

(1)    For comparability purposes, this calculation incorporates the net income that would be distributable if all shares of Class B Common Stock and Class C Common Stock, together with the related LLC Units, were exchanged for shares of Class A Common Stock. For the three and six months ended June 30, 2026, this includes $10.5 million and $18.3 million, respectively, of net income on 54,406,663 and 14,001,518 weighted-average shares of common stock outstanding-diluted, respectively. For the three and six months ended June 30, 2025, this includes $7.0 million and $12.6 million, respectively, of net income on 56,278,869 and 56,255,156 weighted-average shares of common stock outstanding-diluted, respectively. For the three and six months ended June 30, 2026, weighted average outstanding Class B Common Stock and Class C Common Stock were considered dilutive and included in the 54,406,663 weighted-average shares of common stock outstanding-diluted within diluted earnings per share calculation. See Note 13 Earnings Per Share to our Condensed Consolidated Financial Statements included elsewhere in this Quarterly Report for more information about the earnings per share.
(2)    Adjustments to Net Income are described in the footnotes of the reconciliation of Adjusted Net Income to net income in “Adjusted Net Income and Adjusted Net Income Margin”, which represent the difference between net income of $17.3 million and Adjusted Net Income of $20.3 million, as well as the net income of $30.3 million and Adjusted Net Income of $36.4 million for the three and six months ended June 30, 2026, respectively. Adjusted Diluted Earnings Per Share include adjustments of $3.0 million to Adjusted Net Income on 54,406,663 weighted-average shares of common stock outstanding-diluted and $6.1 million to Adjusted Net Income on 55,293,725 weighted-average shares of common stock outstanding-diluted, for the three and six months ended June 30, 2026, respectively.
(3)    Impact of TWFG MGA FL redeemable noncontrolling interest: Incorporates the net income attributable to the 49.9% interest in TWFG MGA FL, LLC held by AIH Sub, Inc. Unlike the Class B and Class C holders, AIH Sub, Inc. does not hold exchange rights into Class A Common Stock but rather holds a put option exercisable between 2030 and 2033. This component is included to present Adjusted Diluted Earnings Per Share on the same fully consolidated basis as Adjusted EBITDA, ensuring comparability between the two metrics. For the three and six months ended June 30, 2026, this component includes $4.3 million and $7.9 million of net income attributable to AIH Sub, Inc.

Key Performance Indicators

The following presents the disaggregation of Total Written Premium by offerings, business mix and line of business (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2026		2025		2026		2025
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Offerings:
Insurance Services
Agency-in-a-Box	$324,516	57%	$293,846	65%	$602,279	59%	$543,321	66%
Corporate Branches	114,563	20	95,551	21	200,340	19	163,650	20
Total Insurance Services	439,079	77	389,397	86	802,619	78	706,971	86
TWFG MGA	130,812	23	60,891	14	225,491	22	114,280	14
Total written premium	$569,891	100%	$450,288	100%	$1,028,110	100%	$821,251	100%

Business Mix:
Insurance Services
Renewal business	$350,004	61%	$301,930	67%	$635,029	62%	$546,775	67%
New business	89,075	16	87,467	19	167,590	16	160,196	20
Total Insurance Services	439,079	77	389,397	86	802,619	78	706,971	87

TWFG MGA
Renewal business	66,771	12	47,366	11%	122,433	12%	83,741	10%
New business	64,041	11	13,525	3	103,058	10	30,539	3
Total TWFG MGA	130,812	23	60,891	14	225,491	22	114,280	13
Total written premium	$569,891	100%	$450,288	100%	$1,028,110	100%	$821,251	100%

Written Premium Retention:
Insurance Services		90%		90%		90%		89%
TWFG MGA(1)		110%		80%		107%		81%
Consolidated		93%		89%		92%		88%

Line of Business:
Personal lines	$457,233	80%	$365,409	81%	$831,377	81%	$663,699	81%
Commercial lines	112,658	20	84,879	19	196,733	19	157,552	19
Total written premium	$569,891	100%	$450,288	100%	$1,028,110	100%	$821,251	100%

(1)    TWFG MGA retention includes take-out business and subsequent renewals from TWFG MGA FL, LLC, which can cause retention to exceed 100%. Excluding TWFG MGA FL, MGA retention would have been approximately 71% and consolidated retention approximately 88% for the three months ended June 30, 2026.